Exhibit 99.1


Contact:   Diana Burton
           (732) 767-2255

                                                         For Immediate Release


               U.S. INDUSTRIES AGREES TO SELL DIVERSIFIED UNIT TO
          VECTURA HOLDINGS LLC FOR TOTAL OF APPROXIMATELY $600 MILLION

    -- Board Concludes Sale Provides Superior Opportunity for Shareholders --

          -- USI Also Sells Fire Protection Business for $23 million --

ISELIN, NJ, January 18, 2000 - U.S. Industries, Inc. (NYSE-USI) announced today that it has signed agreements to sell its Diversified business unit to Vectura Holdings LLC, a Citicorp Venture Capital portfolio company, for gross proceeds of approximately $600 million. The Board of Directors of USI approved the transaction, determining that the value to be received and the certainty of near term completion were superior to the previously announced spinoff.

The purchase price consists of cash and notes totaling approximately $600 million, an 18.6% common equity interest in the Diversified unit and an additional 25% direct stake in the unit's Rexair vacuum cleaner business which will both be retained by USI. The cash consideration will be satisfied by $95 million to be provided by the purchaser and its affiliates, $300 million to be provided from bank borrowings which have been underwritten by Bank of America and Donaldson, Lufkin and Jenrette, $9 million in existing bank debt which the Diversified unit will assume, and approximately $200 million in notes to be issued to USI. It is expected that the notes will be refinanced by a high yield offering to be made by the Diversified unit shortly after closing.

The transaction is expected to close in February and will be subject to a post-closing adjustment. USI expects to report an after-tax gain on the sale of approximately $15 million. USI will guarantee approximately $175 million of initial bank debt associated with the Diversified unit's Rexair business following closing, with Rexair, however, responsible for repayment of this debt. USI will also recognize a $50 million deferred gain as the guaranteed portion of the bank debt is reduced.

Separately, USI sold its fire protection businesses, Cosco Fire Protection, Inc. and Firetrol Protection Systems, Inc., to an investor group led by Libra Capital

Partners and Westar Capital, for approximately $23 million in cash. USI will report a small gain on the transaction.

David H. Clarke, Chairman and Chief Executive Officer of USI, said, "We are very pleased to announce this transaction, as well as the sale of our fire protection business, both of which provide excellent value to our shareholders. Proceeds will be used to fund growth in our core businesses, continue our share repurchase program, and pay down debt. Our continued minority interest in the Diversified businesses will allow us to participate at a reduced level in their future earnings and value."

Robert C. Stift, Chief Executive of USI Diversified, will leave USI to lead the operations of the new entity. John G. Raos, formerly President and Chief Operating Officer of USI, who was going to lead the Diversified unit if the spinoff had occurred, has resigned as a director to pursue other interests.

"Looking ahead, " Mr. Clarke added, "with the completion of the sale anticipated in February, we expect to earn approximately $1.40 to $1.50 per share from continuing operations excluding unusual items for the year ending September 30, 2000. Presently, we expect to report first quarter earnings per share from continuing operations of approximately $.23. This includes a net after-tax gain of $2 million, or $.02 per share, associated with real estate sales. Good results from USI Bath and Plumbing and USI Hardware and Tools will partially offset expected weakness in the Lighting Corporation of America and USI Diversified. During the quarter, USI also absorbed additional expenses associated with the spinoff and its cancellation of approximately $1 million."

U.S. Industries, headquartered in Iselin, New Jersey, is a focused building products company with three major business units and market leading brands: USI Bath and Plumbing Products, Lighting Corporation of America, and USI Hardware and Tools.


Disclosure Concerning Forward-Looking Statements
------------------------------------------------
Any forward-looking statements made in this release represent management's best judgment as to what may occur in the future. Various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including some factors which will be outside of the control of the Company, such as consumer spending patterns, availability of consumer credit, interest rates, currency exchange rates, inflation rates, the level of residential and commercial construction, the level of automotive production, and the cost of raw materials, along with other specific factors with respect to the Company's businesses as set forth in the Company's reports and other documents filed with the Securities and Exchange Commission.





                                       2